Exhibit 99.5(b)

Cooperation Agreement

UBS AG
Aeschenvorstadt 1, CH-4002 Basel
and
Bahnhofstrasse 45, CH-8098 Zurich
Switzerland

and

BlackRock Advisors, LLC
40 East 52nd Street
New York, NY 10022

agree to the following:

1. Definitions

Agreement UBS	means this Cooperation Agreement, including its appendices means UBS AG (Group), Basel and Zurich (Switzerland), including its branches and subsidiaries worldwide, as listed in Appendix 1

Investment Funds or “Shares”

means the investment portfolios and the shares of investment funds registered with the Securities and Exchange Commission under the Investment Company Act and/or the Securities Act, as listed in Appendix 2 as well as any additional investment funds to be added in the future

Investment Advisor Service Fee	means BlackRock Advisors, LLC The ongoing shareholder servicing fees payable by the Service Class of shares of Investment Funds, as set forth in the Legal Documents.

UBS Fee Investment Company Act Securities Act Legal Documents

means the remuneration in favour of UBS, as set out in Appendix 3 means the Investment Company Act of 1940, as amended

means the Securities Act of 1933, as amended

means the prospectus and statement of additional information for the Investment Funds

2. Basis

This Agreement shall regulate the legal relationship between UBS, as a non-exclusive global distributor of the Investment Funds and the Investment Advisor. Pursuant to this Agreement, UBS will be entitled to sell shares of the Investment Funds and to receive the UBS Fee.

For the purpose of this Agreement, UBS represents and warrants that it is not required to register as a broker-dealer with the U.S. Securities and Exchange Commission and is a not member of the Financial Industry Regulatory Authority, Inc.

The parties represent and warrant that they are duly organized and validly existing under the laws of the jurisdiction in which they operate; and that all authorizations (if any) required for lawful execution of this Agreement and their performance hereunder have been obtained.

The parties declare further that they are fully entitled to enter into the terms and conditions of this Agreement and that the execution, delivery and performance of this Agreement by the respective party has been duly authorised by all necessary action, and upon execution and delivery hereof, this Agreement will be a valid, binding and enforceable obligation of such party.

UBS AG, New York and Miami Branches are licensed by the Office of the Comptroller of the Currency.

All shares of Investment Funds sold by UBS will be held by UBS acting as record-holder and held in a UBS omnibus account.

The parties acknowledge that UBS Financial Services Inc., Weehawken, NJ (U.S.A) is not in any way a part of this Agreement nor shall it be bound by any provision defined herein.

3. Applicability

The provisions of this Agreement apply to the global distribution of those Investment Funds listed in Appendix 2. Appendix 2 is established and updated upon change, at least quarterly, by the Investment Advisor using the operational template provided by UBS.

4. Restrictions on sale

Each party shall comply with all applicable laws and relevant legal regulations at all times; including, but not limited to applicable state and federal securities laws and regulations and rules and regulations of the Securities and Exchange Commission and the Financial Industry Regulatory Authority (“FINRA”).

In particular, UBS will only offer to sell or deliver Investment Fund shares by means of general solicitation or general advertising in the United States of America in accordance with applicable laws and regulations, including the Investment Company Act and/or the Securities Act. UBS will at all time comply with any sale restriction as set out in the Legal Documents of the Investment Funds and as provided to UBS by the Investment Advisor.

The Investment Advisor assumes no obligation or responsibility as to UBS’ right to offer or sell shares of any of the Investment Funds or any class thereof in any non-U.S. jurisdiction. UBS shall be responsible for such qualification, if necessary, required under applicable laws of all non-U.S. jurisdictions relating to UBS’ ability to lawfully act under this Agreement.

5. Money laundering prevention and suppression of terrorist financing

It is a precondition of sale that UBS only offers the Investment Fund shares to persons who maintain an account relationship and who have duly been identified as beneficial owners of the account in accordance with local legislation and international recommendations regarding money laundering prevention as now or hereafter may be in force. With respect to anti-money laundering, UBS, as a matter of group policy, requires its subsidiaries to adhere to anti-money laundering procedures and suppression of terrorist financing guidelines compliant with Financial Action Task Force recommendations.

UBS hereby certifies that it has established and maintains an anti-money laundering (“AML”) program that includes written policies, procedures and internal controls reasonably designed to identify its customers and has undertaken appropriate due diligence efforts to “know its customers” in accordance with all applicable anti-money laundering laws, rules or regulations in its jurisdiction. UBS further confirms that it will monitor for suspicious activity in accordance with the requirements of all applicable anti-money laundering regulations in its jurisdiction.

UBS confirms that it and its affiliates comply with all applicable statutory and other requirements relating to the prevention of money laundering in its country of residence, and confirms it has implemented procedures that are reasonably designed to prevent subscription monies paid in settlement of any transaction effected hereunder originating from, or relating to, the proceeds of drug trafficking, terrorism or other criminal conduct, as required by applicable law.

6. Rights and duties of the Investment Advisor

The Investment Advisor undertakes to make available the Investment Funds to UBS for global distribution. If needed, the list of the Investment Funds may be subject to additional restrictions. The Investment Advisor shall inform UBS about any changes in this regard.

The Investment Advisor undertakes to inform UBS in which countries the Investment Funds are noticed, registered or qualified for offer or sale to the public, and if there are any changes in this regard.

7. Rights and duties of UBS

UBS is entitled to globally distribute (offer and sell) the Investment Funds listed in Appendix 2 or any funds added to this list in the future by update of the operational template by the Investment Advisor according to section 3 hereunder. UBS acknowledges that this list might also be reduced.

UBS undertakes to publicly offer or sell Investment Funds solely in jurisdictions where the Investment Funds are duly registered and authorised to be offered and sold to the public in the said jurisdiction in compliance with all applicable laws and regulations as well as this Agreement.

In jurisdictions where the Investment Funds are not registered or authorised for public sale, UBS may offer or sell such Investment Funds on a private placement basis where available; in connection with such sale or promotion UBS will carry out any such activity or solicitation in accordance with all relevant laws, rules and regulations applicable in such jurisdiction, including any limitation on distribution channels that might be used.

UBS agrees that in recommending to an investor the purchase, sale or exchange of any shares of the Investment Funds, UBS shall have reasonable grounds for believing that the recommendation is suitable for such investor.

In return for the Service Fee, UBS agrees to provide general shareholder liaison services, including, but not limited to, (i) answering shareholder inquiries regarding account status and history, the manner in which purchases, exchanges and redemptions of shares may be effected and certain other matters pertaining to the shareholders’ investments; and (ii) assisting shareholders in designating and changing dividend options, account designations and addresses.

UBS AG will only provide services to United States resident private clients (including offshore trusts, foundations and non-operating companies with one or more United States individuals as a beneficial owner) through subsidiaries or affiliates of UBS AG registered to do business in the United States with the SEC and which require United States private clients to supply a fully executed IRS Form W-9.

8. Sub-distributors

UBS undertakes not to appoint any third party outside UBS as a sub-distributor without receiving the prior written permission of the Investment Advisor. However, UBS is entitled to appoint any of its subsidiaries as distributor of the Investment Funds without any prior permission of the Investment Advisor.

UBS shall be responsible for ensuring that all its authorised sub-distributors and subsidiaries appointed by UBS as distributors shall comply with the terms of this Agreement and shall sell or offer for sale shares of the Investment Funds in accordance with applicable laws and regulations, but UBS’ liability to the Investment Advisor for all matters delegated to such sub-distributors and distributors shall not be affected thereby.

9. Remuneration of UBS

UBS can purchase and redeem the Investment Funds’ Shares at Net Asset Value and shall offer the Investment Funds’ Shares to investors at Net Asset Value. Notwithstanding the foregoing, separate fees may apply to a UBS client’s investment account.

The Investment Advisor represents and warrants that the amount and form of compensation payable to UBS under this Agreement complies with applicable Unites States laws and regulations. The Investment Advisor will pay UBS or cause its designee to pay a quarterly UBS Fee as specified in Appendix 3, and the Investment Advisor will pay UBS or cause its designee to pay the Service Fee as provided in the Legal Documents as per Section 7 of this Agreement.

In the event of termination of this Agreement,

i. The Investment Advisor or its designee will not be obligated to pay any UBS Fee or Service Fee with respect to any share of any Investment Fund sold after the effective date of such termination; and

ii. The Investment Advisor or its designee will, for a period of five (5) years from the effective date of such termination, continue to be obligated to pay the UBS Fee and Service Fee with respect to any share of an Investment Fund that was considered in the calculation of such fees prior to the effective date of such termination (including shares that may be subsequently created as a result of dividend reinvestments or capital gains distributions) (each individually a “Pre-Termination Share”), for so long as a Pre-Termination Share continues to be held in a UBS account and UBS continues to perform services described in Section 7 of this Agreement for such Pre-Termination Share; provided, however, that the Investment Advisor or its designee will only be obligated to pay the UBS Fee and Service Fee for any Pre-Termination Share (i) if UBS is not in violation of any provision of this Agreement (which, for purposes of this section, will be deemed to continue in effect notwithstanding its termination) and (ii) in the absence of any failure of UBS or any party acting on behalf of UBS to comply with the laws and regulations of any jurisdiction in connection with the offer and sale of shares of the Investment Funds and the laws and regulations applicable to it regarding its activities under this Agreement.

UBS represents and warrants that the fees paid to it pursuant to the Agreement, as amended, are reasonable in relation to the services that it provides and reasonably similar to fees it receives for equivalent services provided to other parties.

The Investment Advisor represents that all appropriate disclosures pertaining to the fee arrangements hereunder are contained in the current Legal Documents for the Investment Fund(s). UBS represents that it will provide point of sale disclosure documents consistent with applicable legal requirements as in effect from time to time.

The Investment Advisor represents that fee arrangements similar to the arrangement described herein have been approved by the Board of Trustees of the Investment Fund(s).

10. Technical arrangements

Prior to commencing trading activities, the Investment Advisor and UBS shall exchange and complete all administrative information required in order to set up the business relationship operationally in an appropriate manner and in accordance with applicable laws and regulations.

UBS shall receive trade confirmations – including all relevant settlement information such as fund name, international security identification number (ISIN), number of shares, settlement price and amount etc – electronically or by fax and no later than one business day after the order has been placed by UBS.

UBS acknowledges that the Investment Advisor will only process on each business day those purchase and redemption orders received from UBS prior to the daily cut-off times disclosed in each Investment Fund’s Legal Documents.

UBS agrees to process all its subscription and redemption orders under this Agreement centrally through UBS AG, Zurich.

UBS undertakes to apply a short term trading fee (“STTF”) to redemptions of client share in Investment Funds if such STTF is required to be applied according to the Investment Fund’s then current Legal Documents.

See Appendix 4 for technical details.

11. Legal documents and documentation

The Investment Advisor shall provide UBS the current version of the following documents free of charge and in PDF format for each Investment Fund:

  Legal Documents

  the current annual and semi-annual reports

UBS undertakes to provide the Legal Documents to interested investors free of charge. UBS agrees to distribute Investment Funds’ Legal Documents and other material to investors in accordance with applicable regulatory requirements.

When requested in writing by UBS to do so, the Investment Advisor will provide to UBS no later than ten business days of receipt of the request, any reasonable additional information in sufficient detail and in the media and format as mutually agreed upon by UBS and the Investment Advisor, according to, but not limited to, the Fund Research Templates provided by UBS.

12. Sales support

UBS has the right, but not the obligation to publish its own Investment Funds-related sales-support brochures or marketing documents in printed or electronic form. However, both the form and contents of marketing material dedicated for external use–must first be submitted to the Investment Advisor for approval.

The Investment Advisor represents that all written and electronic advertisements and sales materials pertaining to the Investment Funds that it provides to UBS, will be accurate and up-to-date as of the time they are provided to UBS, in all material respects and compliant with all applicable Unites States regulatory requirements, in all material respects.

In fulfilling its obligations under this Agreement, UBS will rely conclusively on the representations contained in the Legal Documents for each Investment Fund, as well as any other written marketing or other materials the Investment Advisor provides. UBS is not authorised to make to potential investors any representation which is not contained in the Legal Documents of the Investment Funds or in any other written marketing or other materials the Investment Advisor provides.

Except to the extent required by applicable law, no party shall use any other party’s logos, trademarks or service marks, whether registered or unregistered, without the prior consent of the other party.

13. Changes in Legal Documents

The Investment Advisor undertakes to inform UBS of any changes in the Investment Funds’ Legal Documents.

14. Requests for clarification

The Investment Advisor shall cooperate with UBS in addressing and complying with legitimate requests of investors for information.

15. Liability and duty to exercise due diligence

In fulfilling the duties connected with this Agreement, the parties shall do their utmost to apply the same diligence as they would in their own concerns. In particular, the parties shall devote the necessary professional attention to complying with all applicable legal requirements regarding the sale of Investment Fund shares as well as the parties’ functions and duties as pointed out in this Agreement.

The parties are liable to each other for any actual and direct damages, losses, liabilities and expenses – caused by negligence, fraud or wilful misconduct - which one party suffers as a result of other parties not performing or failing to comply with its or their legal or contractual duties towards other parties under this Agreement.

UBS shall indemnify and hold harmless the Investment Advisor from and against any and all actual and direct losses, claims, damages, expenses or liabilities to which the Investment Advisor may become subject as a result of (i) the failure of UBS or any party acting on behalf of UBS to comply with the laws and regulations of any jurisdiction in connection with the offer and sale of shares of the Investment Funds and the laws and regulations applicable to it regarding its activities under this Agreement and (ii) a breach of a provision of this Agreement or violation of its representations, warranties or covenants in this Agreement.

The Investment Advisor shall indemnify and hold harmless UBS from and against all actual and direct losses, claims, damages, expenses or liabilities to which UBS may become subject as a result of (i) the failure of the Investment Advisor or any party acting on behalf of the Investment Advisor to comply with the laws and regulations applicable to it regarding its activities under this Agreement; (ii) a breach of a provision of this Agreement or violation of its representations, warranties or covenants in this Agreement; (iii) the Legal Documents of an Investment Fund or written sales literature or other marketing materials provided by Investment Advisor to UBS containing any untrue statement of a material fact or omitting to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading,

Notwithstanding the foregoing, a party seeking indemnification for damages suffered shall not recover such damages to the extent that this party has contributed to the creation of such damages.

In no event shall any party be liable, one to the others, for any indirect, special, punitive, incidental, exemplary or consequential damages (including lost profits) arising out of or in connection with this Agreement.

16. Confidentiality

To the extent not otherwise inconsistent with the terms of this Agreement, each party to this Agreement shall safeguard and hold confidential from disclosure to unauthorized parties all information of a confidential nature of the other party it has gained access to under this agreement. For the avoidance of doubt, content included in clause 11 is not to be considered as confidential information with regard to this Agreement.

17. Notices

Any notices required or permitted to be given hereunder shall, unless otherwise specifically agreed upon between the parties, be given in writing by registered mail, by personal delivery or by facsimile transmission to the addresses as defined in Appendix 4.

18. Severability

If any provision of this Agreement is held to be invalid, void or unenforceable or otherwise contrary to any applicable statutes, regulations or rulings, the remainder of the provisions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to either party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

19. Duration and termination

The agreement will be approved at least annually (a) by a vote of a majority of those members of the Board of Trustees who are not parties to this Agreement or “interested persons” of any such party, cast in person at a meeting called for the purpose of voting on such approval, and (b) by the Investment Fund’s Board of Trustees or by vote of a “majority of the outstanding voting securities” of the Investment Funds whereas the Investment Advisor shall immediately inform UBS of the decision of non-continuance of this Agreement. Notwithstanding the foregoing, this Agreement may be terminated by the Investment Advisor at any time, without the payment of any penalty, by vote of a majority of the entire Board of Trustees or by a vote of a “majority of the outstanding voting securities” of the Investment Advisor on 60-days’ written notice to UBS, or by UBS at any time, without the payment of any penalty, on 60-days’ written notice to the Investment Advisor. This Agreement will automatically and immediately terminate in the event of its “assignment.” (As used in this Agreement, the terms “majority of the outstanding voting securities,” “interested person” and “assignment” shall have the same meanings as such terms have in the Investment Company Act. Specifically, “assignment” includes any direct or indirect transfer or hypothecation of a contract or chose in action by the assignor, or of a controlling block of the assignor’s outstanding voting securities by a security holder of the assignor; but does not include an assignment of partnership interests incidental to the death or withdrawal of a minority of the members of the partnership having only a minority interest in the partnership business or to the admission to the partnership of one or more members who, after such admission, shall be only a minority of the members and shall have only a minority interest in the business. “Control” means the power to exercise a controlling influence over the management or policies of a company, unless such power is solely the result of an official position with such company. Any person who owns beneficially, either directly or through one or more controlled companies, more than 25 per centum of the voting securities of a company shall be presumed to control such company. Any person who does not so own more than 25 per centum of the voting securities of any company shall be presumed not to control such company. A transaction which does not result in a change of actual control or management is not an assignment under the above definition.)

This Agreement may be terminated immediately by any party, without regard for the proper terms of notice and dates, if one of the parties conducts a material breach of its obligations under this Agreement.

20. Effective date assignment and amendment

This Agreement shall be retroactively effective as of the 29th September 2006. It will cancel and supersede the following agreements:

1.	agreement between UBS AG, Blackrock Advisors Inc and Blackrock Funds, dated 1st September, 2004, signed by UBS AG on 6th September, 2004; and

2.	agreement between UBS AG, FAM Distributors, Inc. and Merrill Lynch Investment Managers L.P. dated 1st of July 2004, signed by UBS AG on 31st of August 2004, by FAM Distributors, Inc. on the 4th of July 2004 and by Merrill Lynch Investment Managers L.P. on the 4th of July 2004;

Any changes to this Agreement must be made in writing in accordance with clause 17 of this Agreement.

21. Rule 22c-2 Compliance

The parties acknowledge and agree that BlackRock Distributors, Inc., on behalf of the Investment Funds, has entered into a Rule 22c-2 compliance agreement with Brown Brothers Harriman & Co (“BBH”), as agent for UBS, pursuant to which BBH will perform, on behalf of UBS, all of the duties required under that agreement on behalf of UBS. UBS agrees to instruct BBH to perform these obligations and further agrees to communicate with the Investment Advisor or the Investment Fund(s) as necessary to effect the substance of the 22c-2 compliance agreement. As of October 1, 2008, the Rule 22c-2 compliance agreement has been assigned to BlackRock Investments, Inc., which is the successor entity to BlackRock Distributors, Inc.

22. Applicable law and jurisdiction

This Agreement is governed by Swiss law. Any dispute arising out or in connection with with this Agreement will be submitted to the courts of the Canton of Basel Stadt, Switzerland, subject to appeal to the Tribunal Federal in Lausanne.

A copy of this Agreement, signed by both parties, shall be sent to each of the following:

  UBS
  Investment Advisor

Signatures:
Place and date:	UBS AG

Zurich, 30 April 2009	/s/ Barbara Anger	/s/ Judith Pernegger
	Barbara Anger	Judith Pernegger

Place and date:	BlackRock Advisors, LLC

/s/ Anne Ackerley
Anne Ackerley
Managing Director

23. Appendices

1.	List of Branches and Subsidiaries

2.	List of Investment Funds for distribution by UBS

3.	Remuneration of UBS

4.	Technical Details

24. Enclosures

  Legal Documents of the Investment Funds

  UBS Fund Research Templates

Appendix 1:

List of Branches and Subsidiaries

Company	Type	Country
UBS AG	Group	Basel and Zurich, Switzerland
UBS Swiss Financial Advisers AG	Subsidiary	Zurich, Switzerland
UBS Deutschland AG	Subsidiary	Frankfurt a/M, Germany
UBS Global Asset Management (France) SA	Subsidiary	Paris, France
UBS (France) SA	Subsidiary	Paris, France
UBS (Monaco) SA	Subsidiary	Monte Carlo, Monaco
UBS AG London Branch	Branch	London, United Kingdom
UBS AG Jersey Branch	Branch	St. Helier, Channel Islands, U.K.
UBS (Luxembourg) S.A.	Subsidiary	Luxembourg
UBS (Luxembourg) SA Austria Branch	Branch of Subsidiary	Vienna, Austria
UBS Belgium SA/NV	Subsidiary of Subsidiary	Brussels, Belgium
UBS Bank, S.A.	Subsidiary	Madrid, Spain
UBS Bank, S.A. Portugal Branch	Branch of Subsidiary	Lisbon, Portugal
UBS (Italia) SpA	Subsidiary	Milan, Italy
UBS (Bahamas) Ltd	Subsidiary	Nassau, Bahamas
UBS Bank (Canada)	Subsidiary	Toronto, Canada
UBS AG New York (101 Park Avenue) Branch	Branch	New York, USA
UBS AG Miami Branch	Branch	Miami, USA
UBS AG Hong Kong Branch	Branch	Hong Kong
UBS AG Singapore Branch	Branch	Singapore
UBS AG Taipei Branch	Branch	Taipei, Taiwan

Appendix 2:

List of Investment Funds for distribution by UBS

EQUITY FUNDS	CLASS	TICKER	FUND #
BlackRock All-Cap Global Resources Portfolio	Service	BACSX	637
BlackRock Basic Value Fund, Inc.	A	MDBAX	183
BlackRock EuroFund	A	MDEFX	198
BlackRock Global Allocation Fund, Inc.	A	MDLOX	213
BlackRock Global SmallCap Fund, Inc.	A	MDGCX	225
BlackRock Global Value Fund, Inc.[1]	A	MDVLX	231
BlackRock International Value Fund	A	MDlVX	240
BlackRock Latin America Fund, Inc.	A	MDLTX	252
BlackRock Pacific Fund, Inc.	A	MDPCX	264
BlackRock Value Opportunities Fund, Inc.	A	MDSPX	273

FIXED INCOME FUNDS	CLASS	TICKER	FUND #
BlackRock GNMA Portfolio	Service	BGPSX	618
BlackRock High Yield Bond Portfolio	Service	BHYSX	608
BlackRock Intermediate Bond Portfolio II	Service	PlBSX	605
BlackRock International Bond Portfolio	Service	ClFlX	081
BlackRock Low Duration Bond Portfolio	Service	CMGBX	057
BlackRock Total Return Portfolio[2]	Service	BRTSX	624
BlackRock Total Return Portfolio II	Service	CMCBX	060
BlackRock World Income Fund, Inc.	A	MDWIX	780

1	Merged into BlackRock Global Dynamic Equity Fund, Inc. as of 4/27/07. As of that date, the ticker is MDEGX, Fund # 216.
2	Merged into BlackRock Total Return Fund as of 9/21/07. As of that date, the ticker is MSHQX, Fund # 644.

Appendix 3:

UBS Fee and Service Fee

Overview of the UBS Fee and Service Fee in favour of UBS on all and any Investment Fund Shares:

Fee in percent of the Total Value of Investment Fund Units per annum*
Service Fee*	0.25%
UBS Fee	Equity Funds/Asset Allocation Funds	0.20%
	Bond Funds	0.15%

Fund Name	Class	UBS Fee < AUM $25m	UBS Fee > AUM $25m
BlackRock Basic Value Fund, Inc.	Class A	0.05%	0.07%
BlackRock Value Opportunities Fund, Inc.	Class A	0.05%	0.10%
BlackRock EuroFund	Class A	0.20%	0.25%
BlackRock Pacific Fund, Inc.	Class A	0.20%	0.20%

* As set out in the Legal Documents of the Investment Funds

In addition to the Service Fee as set out in Section 1 of this Agreement and in the Investment Funds’ Legal Documents, the UBS Fee shall represent a percentage of the aggregate net asset value of the Investment Funds’ Shares held by UBS and shall compensate UBS for its distribution and sales support services in addition to those provided for the Service Fee.

The Investment Advisor or its designee will pay UBS the UBS Fee according to the above annual rate based on the Investment Funds’ Shares held in UBS custody accounts directly or held at any other custodian (BBH etc.) for the benefit of UBS. This UBS Fee is paid quarterly and is calculated as the average quarterly net asset value of the Investment Funds’ Shares held in custody by UBS on the basis of their value on the last day of each month of that quarter. For the claim of the UBS Fee on UBS’ holdings with other custodians, UBS shall provide to the Investment Advisor a statement of month-end holdings. UBS is entitled to receive the UBS Fee 30 days after the Investment Advisor receives such statement. The Investment Advisor or its designee will transfer the payment to the account as specified hereunder.

Please pay for USD by Swift MT103 or MT202 to UBSWCHZH80A

Beneficiary Field 58 / 59:
Acc.: 230-9349.FGP or IBAN CH4300230230009349FGP
UBS AG Zurich
Reference: ‘US Blackrock’ ‘Period’/ Attn. ‘Judith Pernegger’

Correspondent Bank USD
Swift: UBSWUS33UBS AG Stamford

ABA # 026007993

Appendix 4:

Contact Details Fund Provider

Issue	Contact Address

Relationship,	Name: Jim Fung	E-mail: jim.fung@blackrock.com
Operational Template,	Tel: +1(212) 810-3827	Fax: +1(212) 810-8776
Remuneration	Address:40 E 52nd, 6th floor, New York, NY 10022

Legal Notice	Name: Anne Ackerley Address: 40 E 52nd, 6th floor, New York, NY 10022

Cc: Name: Robert Connolly
Address: 40 E 52nd, 20th floor, New York, NY 10022

Order Desk /	Name: Richard Hardiman	E-mail: Richard.hardiman@blackrock.com
transfer agent	Tel +1(609) 282-0762	Fax:
Address: 800 Scudders Mill Road, Plainsboro, NJ 08536

	Name: Mark Lundstrom	E-mail: mark.lundstrom@pfpc.com
	Tel: +1(877) 332-2371	Fax: +1(508) 871-4917
Address: PFPC Inc., 4400 Computer Drive, Westborough, MA

Notices

Issue	Contact Address

UBS	Name: Judith Pernegger	E-mail: Judith.pernegger@ubs.com
	Tel: +41 44 235 77 61	Fax: +41 44 234 36 71
Address: UBS AG, Global Fund Provider Mgmt, P.O. Box, CH-8098 Zurich, Switzerland

Fund Provider	Name: Jim Fung	E-mail: jim.fung@blackrock.com
	Tel: +1(212) 810-3827	Fax: +1(212) 810-8776
Address: 40 E 52nd, 6th floor, New York, NY 10022